EXHIBIT 10.1

FIRST AMENDMENT TO

GTJ REIT, INC.

LONG-TERM EQUITY PLAN

This First Amendment (this “Amendment”) to GTJ REIT, Inc. Long-Term Equity Plan (the “Plan”) is entered into and adopted as of June 13, 2024, by GTJ REIT, Inc., a Maryland corporation (the “Company”). Capitalized terms herein but not otherwise defined shall have the meanings set forth in the Plan.

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company desires to amend the Plan to permit awards under the Plan to be issued as cash consideration outside of the 2017 Incentive Award Plan;

WHEREAS, pursuant to Section 5 of the Plan, the Committee may from time to time amend the Plan, provided that no such action shall adversely affect awards previously granted thereunder, and this Amendment does not adversely affect any award previously granted under the Plan;

WHEREAS, the Committee has the authority to approve this Amendment and has determined that it is advisable and in the best interests of the Company and its stockholders to approve this Amendment; and

WHEREAS, the Committee has adopted resolutions approving this Amendment.

NOW, THEREFORE, the Company hereby adopts the following amendment to the Plan on the terms and conditions set forth herein:

1.
Amendment. Section 4 of the Plan is hereby amended as follows (with additions being indicated by blue, double underlined text):

Awards. While this LTEP is in effect, an Executive shall receive a long term equity incentive award in the form of restricted shares of Common Stock (“Restricted Stock”) under the Plan or any successor plan, in the form of cash compensation, or in the form of a combination of Restricted Stock and cash compensation for each Fiscal Year in which the Company attains each of the following Adjusted Funds From Operations targets, and as further adjusted in accordance with the procedures set forth in Appendix 1; provided that each Award of Restricted Stock shall be conditioned on the determination by the Committee in its sole discretion that the attainment of the particular Adjusted Funds From Operations target is sustainable:

Adjusted Funds From Operations	Value of Restricted Stock Award*
$1.50/share	$2 million
$2.00/share	$2 million
$2.50/share	$2 million
$3.00/share	$2 million
$3.50/share	$2 million

*Based on Fair Market Value at the time of grant.

Once an Adjusted Funds from Operations target is met for a Fiscal Year, attainment of the same target in subsequent Fiscal Years shall not result in an additional Award under this LTEP. As an example, if the Company’s Adjusted Funds from Operations were $1.50 per share in both 2022 and 2023, then each Executive would receive a Restricted Stock Award under this LTEP valued at $2 million for 2022, but would not receive a Restricted Stock Award under this LTEP for 2023. Instead, under this example, the Company’s Adjusted Funds from Operations would have to be at least $2.00 per share in 2023 in order for each Executive to receive a Restricted Stock Award under this LTEP.

The Restricted Stock Award earned for a Fiscal Year shall be granted following the completion of the Company’s annual audit but not later than June 30 following the end of such Fiscal Year, but only if the Executive remains employed through the end of such Fiscal Year. Each Restricted Stock award shall vest according to the following schedule: ten percent (10%) shall vest on the date of grant, ten percent (10%) shall vest on the first anniversary of the date of grant, ten percent (10%) shall vest on the second anniversary of the date of grant, ten percent (10%) shall vest on the third anniversary of the date of grant, ten percent (10%) shall vest on the fourth anniversary of the date of grant, ten percent (10%) shall vest on the fifth anniversary of the date of grant, ten percent (10%) shall vest on the sixth anniversary of the date of grant, ten percent (10%) shall vest on the seventh anniversary of the date of grant, ten percent (10%) shall vest on the eighth anniversary of the date of grant, and ten percent (10%) shall vest on the ninth anniversary of the date of grant, in each case provided that the Executive is still employed by the Company. All other terms and conditions applicable to the Restricted Stock Award shall be determined by the Committee in its sole discretion.

2.
No Other Amendment. Except as amended hereby, the provisions of the Plan shall remain in full force and effect.
3.
General Provisions. No waiver of any of the provisions of this Amendment will be valid unless it is in writing and signed by the party against whom it is sought to be enforced. Any paragraph or section headings in this Amendment are for convenience only and will not be deemed to limit or affect any of the provisions hereof. This Amendment may be executed simultaneously in two or more counterparts each of which will be deemed an original and all of which together will constitute one and the same instrument. This Amendment will be construed, interpreted, and enforced in accordance with the substantive laws of the State of Maryland, without regard to the conflicts of law principles thereof. Unless otherwise provided herein, all capitalized terms shall have the meanings given to them in the Plan.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this First Amendment to the GTJ REIT, Inc. Long-Term Equity Plan to be executed by an authorized officer as of the date first above written.

GTJ REIT, INC.

By: /s/ Stuart Blau

Name: Stuart Blau

Title: Chief Financial Officer and Treasurer

Signature Page to First Amendment to Long-Term Equity Plan